Exhibit 10.1

AGREEMENT

This Agreement (the “Agreement”) is dated as of May 1, 2015 and is made by and between DecisionPoint Solutions, Inc., a Delaware corporation (the “Company”), and Greg Henry (“Executive”). The Agreement establishes certain payment provisions in the event that the Executive is separated from employment with the Company under the identified circumstances defined in the Agreement. This Agreement does not create a contract of employment; Executive agrees that he is and will remain an employee at will.

1.	Termination of Employment

1.1.                Termination by the Company. The Company may terminate Executive's employment with the Company with or without Cause. For purposes of this Agreement, “Cause” means (i) any failure by Executive to perform Executive's material duties hereunder (other than any such breach or failure due to Executive's physical or mental illness) and the continuance of such failure for more than 30 days after the Company notifies Executive in writing that Executive has failed or is failing to perform such duties; (ii) Executive's engaging in fraud, willful misconduct or dishonesty that has caused or is reasonably expected to result in material injury to the Company or any of its affiliates or their respective businesses or reputations; (iii) any breach by Executive of any fiduciary duty owed to the Company or any of its affiliates, where the conduct of Executive is not consistent with or taken under advice of the Company's counsel; (iv) Executive's conviction of, or entering a plea of guilty or nolo contendere to, a crime that constitutes a felony in the jurisdiction involved; or (v) any material breach by Executive of any of Executive's obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates and the continuance of such breach for more than 30 days after the Company notifies Executive in writing that Executive has breached or is breaching Executive's obligations hereunder or under any other written agreement or covenant with the Company or any of its affiliates.

1.2.                 Termination for Good Reason. Executive may terminate Executive's employment with the Company with or without Good Reason. For purposes of this Agreement, “Good Reason” means, in each case occurring without Executive's consent: (i) a material diminution in Executive's authorities, duties or responsibilities; (ii) a material reduction in Executive's base salary and/or bonus opportunity as in effect on the date hereof (other than a reduction that applies to all senior executives); or (iii) the relocation of Executive's primary place of business more than fifty (50) miles from Executive's primary place of business on the date hereof; provided, however, that in order to terminate Executive's employment for Good Reason based on any such event or events, Executive must (x) give notice to the Company within 30 days of the occurrence of the event giving rise to Good Reason, specifically identifying the acts or omissions constituting the grounds for Good Reason, (y) provide the Company with 30 days to cure such event, and (z) terminate his employment within 30 days following the end of such cure period if the Company has not cured such event.

1.3.                 Notice of Termination. Any termination of Executive's employment by the Company or by Executive shall be communicated by a written Notice of Termination addressed to the other party to this Agreement. A “Notice of Termination” shall mean a notice stating that Executive's employment with the Company has been or will be terminated and the specific provisions of this Section 1 under which such termination is being effected.

1.4.                 Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean (i) if Executive's employment is terminated by the Company for Cause, the date any applicable cure period expires (and, if there is no applicable cure period, the date specified in the Notice of Termination); provided, that if Executive is entitled to cure the nature of such termination and so cures, the Notice of Termination shall be of no force or effect; (ii) if Executive's employment is terminated by Executive for Good Reason, the last day of the 30-day period referred to in Section 1.2(z); (iii) if Executive's employment terminates by reason of Executive's death, the date of Executive's death; and (iv) if Executive's employment is terminated for any other reason, the date specified in the Notice of Termination (which shall be at least 30 days but no more than 60 days after the date of such notice).

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1.5.             Payments Upon Certain Terminations.

1.5.1.            Termination Without Cause or For Good Reason. If the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, the Company shall pay or provide to Executive:

1.5.1.1.        any accrued but unpaid base salary, in each case through the Date of Termination (the “Accrued Benefits”), which shall be paid on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day); plus

1.5.1.2.        as liquidated damages in respect of claims based on provisions of this Agreement and provided that Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company, substantially in the form attached hereto in Exhibit I, within 60 days following the Date of Termination: (I) continued payment of Executive's base salary as in effect on the Date of Termination (without regard to any reduction in base salary that constitutes the event (or one of the events) giving rise to a Termination by Executive for Good Reason), which base salary shall be paid in substantially equal periodic installments on the Company's regular payroll dates beginning on the next payroll date immediately following the 60th day after the Date of Termination and continuing for three months of severance thereafter; and (II) continued medical benefits and dental benefits, or Company payment of the cost of COBRA premiums for substantially the same medical and dental coverage as Executive had as of Executive's last day of active employment (subject to general changes in the Company's plans), in either case, at a cost no greater to Executive than what Executive would have paid had Executive remained an active employee of the Company, for three months of severance after the Date of Termination.

1.5.1.3.        Notwithstanding the foregoing, if the Company terminates Executive's employment without Cause or Executive terminates his employment for Good Reason, in either case within 60 days before the occurrence of a Change in Control within 365 days following any Change in Control, the Company shall pay or provide to Executive:

1.5.1.4.       the Accrued Benefits; plus

1.5.1.5.       as liquidated damages in respect of claims based on provisions of this Agreement and provided that Executive executes and delivers a general release of all claims in form and substance satisfactory to the Company, substantially in the form attached hereto in Exhibit I, within 60 days following the Date of Termination: (I) continued payment of Executive's base salary as in effect on the Date of Termination (without regard to any reduction in base salary that constitutes the event (or one of the events) giving rise to a Termination by Executive for Good Reason), which base salary shall be paid in substantially equal periodic installments on the Company's regular payroll dates beginning on the next payroll date immediately following the 60th day after the Date of Termination and continuing for twelve months of severance thereafter; (II) continued medical and dental benefits or Company payment of the cost of COBRA premiums for substantially the same medical and dental coverage as Executive had as of Executive's last day of active employment (subject to general changes in the Company's plans), in either case, at a cost no greater to Executive than what Executive would have paid had Executive remained an active employee of the Company, for twelve months of severance after the Date of Termination; and (III) accelerated vesting of all outstanding unvested equity awards as of the Date of Termination, notwithstanding any language to the contrary in the award agreements.

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1.5.2.            Termination For Any Other Reason. If Executive's employment is terminated for any reason other than those specified in Section 1(.5.1, the Company shall pay Executive the Accrued Benefits on the tenth day after the Date of Termination (or, if such day is not a business day, the next business day after such day).

1.5.3.           Effect of Termination on Other Plans and Programs. In the event that Executive's employment with the Company is terminated for any reason, Executive shall be entitled to receive all amounts payable and benefits accrued under any otherwise applicable plan, policy, program or practice of the Company in which Executive was a participant immediately prior to the Date of Termination in accordance with the terms thereof; provided, that if Executive receives payments pursuant to Section 1.5.1 of this Agreement, Executive shall not be entitled to receive any payments or benefits under any such plan, policy, program or practice providing any severance or incentive compensation except as set out in this Agreement.

1.6.                 Resignation Upon Termination. Effective as of any Date of Termination or otherwise as of the date of Executive's termination of employment with the Company, Executive shall resign, in writing, from all positions then held by Executive with the Company and its affiliates unless otherwise requested by the Company.

“Change in Control” means the consummation of a merger of consolidation of the Company with or into another entity or any other corporate reorganization, if fifty percent (50%) or more of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such merger, consolidation, or other reorganization is owned by persons who were not shareholders of the Company immediately prior to such merger, consolidation, or other reorganization; (ii) a change in ownership or control of the Company after the date hereof, effected through the direct or indirect acquisition by any person or related group of persons of securities possessing more than 50% of the total combined voting power of the Company’s outstanding securities; (iii) the sale, transfer or other disposition of all or substantially all of the Company’s assets; or (iv) the liquidation or dissolution of the Company (other than a liquidation or dissolution occurring upon a merger or dissolution thereof).

Notwithstanding the foregoing, a "Change in Control" shall not be deemed to occur upon the if its sole purpose is to change the state of the Company’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

2.	Restrictive Covenants

The Company and the Executive have previously entered into a Non-Disclosure Agreement (the “NDA”), which contains certain restrictive covenants. Both parties mutually agree that the NDA is valid, and binding, and further agree that it is incorporated herein by reference.

3.	Entire Agreement

This Agreement constitutes the entire agreement between the Company and its affiliates and Executive with respect to the subject matter hereof and supersedes all undertakings and agreements, whether oral or in writing, previously entered into by the Company and/or its affiliates and Executive with respect thereto, including, without limitation, any offer letter, change of control agreement, board resolution or oral agreement. All prior correspondence and proposals and all prior offer letters, promises, representations, understandings, arrangements and agreements relating to such subject matter (including, but not limited to, those made to or with Executive by any other person) are merged herein and superseded hereby.

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4.	General Provisions

4.1.                 Binding Effect; Assignment. This Agreement shall be binding on and inure to the benefit of the Company and its respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and Executive's heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto, except as provided pursuant to this Section 4.1. The Company may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (by whatever means).

4.2.             Governing Law; Waiver of Jury Trial.

4.2.1.           Governing Law; Consent to Jurisdiction. This Agreement shall be governed in all respects, including as to interpretation, substantive effect and enforceability, by the internal laws of the State of California, without regard to conflicts of laws provisions thereof that would require application of the laws of another jurisdiction other than those that mandatorily apply. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of California and the federal courts of the United States of America located in California solely in respect of the interpretation and enforcement of the provisions of this Agreement and in respect of the transactions contemplated hereby.

4.2.2.            Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the breach, termination or validity of this Agreement, or the transactions contemplated by this Agreement.

4.3.                Taxes. All amounts payable and benefits provided hereunder shall be subject to any and all applicable taxes, as required by applicable federal, state, local and foreign laws and regulations.

4.4.                 Amendments; Waiver. No provision of this Agreement may be modified, waived or discharged unless such modification, waiver or discharge is approved by a Person authorized by the Company and is agreed to in writing by Executive. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

4.5.                  Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

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(f) Notices. Any notice given pursuant to this Agreement shall be in writing and delivered personally, sent by reputable, overnight courier service (charges prepaid), sent by registered or certified mail, return receipt requested and postage prepaid, or by facsimile, and addressed to (i) if to the Company: DecisionPoint Solutions, Inc., Research Drive, Irvine California, with a copy (which shall not constitute notice) to Rob Schroeder, Taglich Brothers Inc.; and (ii) if to Executive, at the last known address of Executive set forth on the books and records of the Company. Any party to this Agreement may designate a new address by notice to that effect given to the other party hereto. Such notice shall be deemed to have been given and shall be effective: at the time delivered by hand, if personally delivered; one business day after being sent, if sent by reputable, overnight courier service; on the third business day after mailing, if sent by registered or certified mail; and at the time when confirmation of successful transmission is received by the sending facsimile machine, if sent by facsimile.

(g)                 Survival. The Company and Executive hereby agree that the provisions of this Agreement that are intended to survive the expiration of this Agreement shall survive the expiration of this Agreement in accordance with their terms.

(h)                    Section 409A. The parties intend that any amounts payable hereunder shall either comply with or be exempt from section 409A of the Code ("Section 409A") (including under Treasury Regulation §§ 1.409A-l(b)(4) ("short-term deferrals") and (b)(9) ("separation pay plans," including the exceptions under subparagraph (iii) and subparagraph (v)(D)) and other applicable provisions of Treasury Regulation §§ 1.409A-1 through A-6). For purposes of Section 409A, each payment that may be made under this Agreement shall be deemed to be a separate payment. With respect to amounts under the Agreement that are "deferred compensation" subject to Section 409A (i) any provisions of this Agreement that provide for payment that is triggered by Executive's employment termination (or substantially similar phrase) shall be deemed to provide for payment that is triggered only by Executive's "separation from service" within the meaning of Treasury Regulation Section §1.409A-1(h), and (ii) if Executive is a "specified employee" within the meaning of Treasury Regulation Section §1.409A-l (i) on the date of his or her separation from service (with such status determined by the Company in accordance with rules established by the Company in writing in advance of the "specified employee identification date" that relates to the date of such separation from service or in the absence of such rules established by the Company, under the default rules for identifying specified employees under Treasury Regulation Section 1.409A-l(i)), then any payment triggered by such separation from service shall not be made until the date which is the earlier of (A) the expiration of the twelve (12)-month period measured from the date of such separation from service and (B) the date of Executive's death, to the extent required under Code Section 409A; upon the expiration of the foregoing delay period, all payments delayed pursuant to this clause (ii) shall be paid to Executive in a lump sum and any remaining payments due under this Agreement shall be paid in accordance with the normal payment dates specified for them in this Agreement. For the avoidance of doubt, it is intended that any expense reimbursement made to Executive hereunder shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made hereunder shall be determined to be "deferred compensation" within the meaning of Section 409A, then the amount of expenses eligible for reimbursement during one taxable year shall not affect the amount of the expenses eligible for reimbursement during any other taxable year, (ii) the expense reimbursement shall be made on or before the last day of Executive's taxable year following the taxable year in which the expense was incurred and (iii) the right to expense reimbursement hereunder shall not be subject to liquidation or exchange for another benefit. The Company makes no representation to Executive regarding the tax treatment of any payment under this Agreement, and Executive is solely responsible for all taxes due with respect to any payment under this Agreement.

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(i)                      Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The parties hereto agree to accept a signed facsimile copy or portable document format of this Agreement as a fully binding original.

(j)                      Headings. The section and other headings contained in this Agreement are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

-- Signature page follows --

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IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representative, and Executive has hereunto set Executive's hand, in each case effective as of the date first above written.

DECISIONPOINT SOLUTIONS, INC.

By:

Name:	Jim DeSocio

Title:	Board member, Interim CEO

Greg Henry

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EXHIBIT 1

RELEASE AGREEMENT

[DATE]

[EXECUTIVE NAME]

[ADDRESS]

[ADDRESS]

Dear [EXECUTIVE NAME]:

This Release Agreement (the “Release") is being delivered pursuant to the Agreement dated [DATE] between DecisionPoint Solutions, Inc. ("Company") and [EXECUTIVE NAME] (the " Agreement").

1.	General Release

(a)                    Release of Claims. You, on behalf of yourself and your family, agents, representatives, heirs, executors, trustees, administrators, attorneys, successors and assigns (the “Releasors"), hereby irrevocably and unconditionally release, settle, cancel, acquit, discharge and acknowledge to be fully satisfied, and covenant not to sue the Company and each of its respective subsidiaries, affiliates, successors and assigns, and each of their respective predecessors, stockholders, partners, members, directors, managers, officers, employees, agents or other representatives, and employee benefit plans of the Company (including current and former trustees and administrators of these plans) (collectively, the "Releasees") from any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, debts, liens, promises, obligations, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, and hereby waive any and all rights that he, she or it may have from the beginning of time up to and including the time of signing this Release, or that otherwise may exist or may arise in respect of your employment or separation from employment with the Company and each of its subsidiaries and affiliates or is in any way connected with or related to any applicable compensatory or benefit plan, program, policy or arrangement; provided, that su ch released claims shall not include any claims to enforce your rights under, or with respect to, this Release.

(b)                     Covenant Not to Sue; Certain Proceedings. The Releasors agree not to bring any action, suit or proceeding whatsoever (including the initiation of governmental proceedings or investigations of any type) against any of the Releasees hereto for any matter or circumstance concerning which the Releasors have released the Releasees under this Release. Further, the Releasors agree not to encourage any other person or suggest to any other person that he, she or it institute any legal action against the Releasees. Notwithstanding the foregoing, this release is not intended to interfere with your right to file a charge with the Equal Employment Opportunity Commission in connection with any claim you believe you may have against the Company and each of its subsidiaries or affiliates. The Releasors hereby agree to waive the right to any relief (monetary or otherwise) in any action, suit or proceeding you may bring in violation of this Release, including any proceeding before the Equal Employment Opportunity Commission or any other similar body or in any proceeding brought by the Equal Employment Opportunity Commission or any other similar body on your behalf.

(c)                     Extent of Release. This release is valid whether any claim arises under any federal, state or local statute (including, without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Equal Pay Act, the Americans with Disabilities Act of 1990, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Family and Medical Leave Act, the California Statutes Annotated, the California Law Against Discrimination, the California Family Leave Act, the California State Wage and Hour Laws and Regulations, and all other statutes regulating the terms and conditions of your employment), regulation or ordinance, under the common law or in equity (including any claims in tort or under contract for wrongful discharge or otherwise), or under any policy, agreement, understanding or promise, written or oral, formal or informal, between the Company or any of its subsidiaries or affiliates, and yourself.

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2.	General Provisions

(a)                    Third Party Beneficiaries. All Releasees under this Release who are not signatories to this Release shall be deemed to be third party beneficiaries of this Release to the same extent as if they were signatories hereto.

(b)                    Withholding. The Company shall withhold from any amounts payable under this Release such federal, state and local taxes as may be required or permitted to be withheld pursuant to any applicable law or regulation.

(c)                    Entire Agreement. This Release constitutes the sole and complete understanding of you, the Company and each of its subsidiaries and affiliates with respect to the subject matter hereof. You and the Company represent to each other that in executing this Release, you and the Company do not rely and have not relied upon any representation or statement not set forth herein made by any other person with regard to the subject matter, basis or effect of this Release.

(d)                    Amendment: Waiver; Successors. No amendment, modification or alteration of the terms and provisions of this Agreement shall be binding unless the same shall be in writing and duly executed by you and the Company. No waiver of any of the provisions of this Release shall be deemed to or shall constitute a waiver of any other provision hereof. No delay on the part of any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof. This Release shall be binding upon the parties hereto and their respective successors, transferees and assigns.

(e)                Governing Law; Severability. This Release will be governed by the Laws of the State of California, without regard to its conflict of Laws rules. In the event that any one or more of the provisions of this Release is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby.

(f)                 Counterparts. This Release may be executed in counterparts, each of which shall for all purposes be deemed to be an original, and all of which shall constitute the same instrument. The parties hereto agree to accept a signed facsimile copy or portable document format of this Release as a fully binding original.

3.	Review of Agreement

By signing below, you affirm that you were advised to consult with an attorney before signing this Release and were given ample opportunity to do so, i.e., a period of no less than twenty-one (21) days in which to review this agreement and consider whether or not you wish to sign it (which, by signing this Release prior to the expiration of such period, you have expressly agreed to waive). If you do sign it, you will have seven (7) days from the date it is signed to revoke your acceptance of it. If you wish to revoke your acceptance of the Release within this seven (7) day time period, you must so advise the Company in writing by delivering to [NAME] a written statement stating that you wish to revoke this Release or not be bound by it. You understand that this Release will not become effective until the eighth (8th) day after you return the original signed Release to the Company (such date being referred to herein as the "Effective Date"). You understand that if you request additional time to review the terms of this Release, a reasonable extension of time will be granted. You understand that if you revoke this Release, you will not be entitled to the payments or other benefits set forth in the Agreement.

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If this Release correctly sets forth your understanding of our agreement with respect to the foregoing matters, please so indicate by signing below on the line provided for your signature.

DECISIONPOINT SOLUTIONS, INC.

By:

Name:

Title:

Acknowledged and Agreed:

[EXECUTIVE NAME]

Date:

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